UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - DECEMBER 29, 2006

TIGER ETHANOL INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-121356	84-1665042
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

6600, Trans-Canada
Suite 519
Pointe-Claire, Quebec H9R 4S2
Canada
(Address of principal executive offices)

(604) 603-5693
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:    Entry into a Material Definitive Agreement.

On December 29, 2006, Xinjiang Yajia Distillate Company Limited (the “Joint Venture”), a Chinese entity of which Tiger Ethanol International Inc. (previously known as Arch Management Services Inc.) owns 90%, entered into an agreement with Xinjiang Yili Agricultural Division Supply and Sales Company (the “Xinjiang Yili Company”), a government-owned Chinese business, for supplies of corn to be used in the Joint Venture’s planned ethanol manufacturing plant in Hami District.

The terms of the agreement provide that during the initial period of five years the Xinjiang Yili Company will supply the Joint Venture with the corn necessary for its initial production level of 20,000 to 30,000 tons of ethanol pursuant to a preferential pricing formula that results in a discount to the prevailing commodity market price. It is anticipated that the Joint Venture will require 8-10 millions tons of corn as raw material each year. The Joint Venture and the Xinjiang Yili Company will periodically need to sign formal purchase contracts (i.e. routine purchase orders including all terms).

In addition, this agreement grants the Joint Venture “grandfathered” status as an ethanol producer in China, in contrast to certain other ethanol producers who will be subject to constraints on production following the Chinese central government’s recent edict limiting the use of corn for ethanol production.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated February 7, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIGER ETHANOL INTERNATIONAL INC.

Dated : February 7, 2007	By:	/s/ James Leung
Name: James Leung Title: Chief Executive Officer